Exhibit 4




                         BOISE CASCADE CORPORATION

             1995 EXECUTIVE OFFICER DEFERRED COMPENSATION PLAN


                   (As Amended Through December 10, 1998,
                        and Restated June 8, 1999)

                         BOISE CASCADE CORPORATION
             1995 EXECUTIVE OFFICER DEFERRED COMPENSATION PLAN


     1. Purpose of the Plan. The purpose of the Boise Cascade Corporation 1995 Executive Officer Deferred Compensation Plan (the "Plan") is to further the growth and development of Boise Cascade Corporation (the "Company") by providing executive officers of the Company the opportunity to defer a portion of their compensation and thereby encourage their productive efforts on behalf of the Company. The Plan is also intended to provide Participants with an opportunity to supplement their retirement income through deferral of current compensation. The Plan is an unfunded plan providing deferred compensation to a select group of senior management or highly compensated employees of the Company.

     2.   Definitions.

          2.1 Account Accumulation Rate. The rate of imputed interest which shall be applied to Participants' Deferred Accounts. This rate shall be equal to Moody's Times 130% during (i) the period of time the Participant is employed by the Company or any of its subsidiaries, and
(ii) during the period following the Participant's Termination of Employment, provided that at the time of such Termination of Employment the Participant (i) satisfies the Rule of 70 or (ii) has attained age 55 and has ten or more Years of Service. With respect to any time period not included in the foregoing, the Account Accumulation Rate applicable to a Participant's Deferred Account shall be equal to Moody's.

          2.2 Compensation. A Participant's salary, commission, bonus, and other payments for personal services rendered by a Participant to the Company during a calendar year, determined prior to giving effect to any deferral election under this Plan or any incentive compensation plan sponsored by the Company. Compensation shall not include any amounts paid by the Company to a Participant that are not strictly in consideration for personal services, such as expense reimbursement, cost-of-living allowance, education allowance, premium on excess group life insurance, or any Company contribution to the Pension Plan or any savings or 401(k) plan sponsored by the Company; the fact that an amount constitutes taxable income to the Participant shall not be controlling for this purpose. Compensation shall not include any taxable income realized by, or payments made to, an employee as a result of the grant or exercise of an option to acquire stock of the Company or as a result of the disposition of such stock, and shall not include compensation resulting from any stock option, stock bonus, restricted stock, phantom stock or similar long-term incentive plan.

          2.3 Competitor. Any business, foreign or domestic, which is engaged, at any time relevant to the provisions of this Plan, in the manufacture, sale, or distribution of products, or in the providing of services, in competition with products manufactured, sold or distributed, or services provided, by the Company. The determination of whether an entity is a competitor of the Company shall be made by the Company's General Counsel, in his or her sole and absolute discretion.

          2.4 Deferred Account. The record on the Company's books of the cumulative amount of (i) a Participant's compensation deferred pursuant to this Plan, including amounts credited to the Participant's account pursuant to Section 4.3, plus either (ii) imputed interest on such deferred amounts accrued as provided in Section 4.4, or (iii) the value of Stock Units credited to the Participant's account as provided in Section 4.4.

          2.5 Deferred Compensation Agreement. A written agreement between a Participant and the Company, whereby a Participant agrees to defer a portion of his or her Compensation pursuant to the provisions of the Plan, and the Company agrees to make benefit payments in accordance with the provisions of the Plan.

          2.6 Deferred Compensation and Benefits Trust. The irrevocable trust established by the Company with an independent trustee for the benefit of persons entitled to receive payments or benefits hereunder, the assets of which trust will be subject to claims of the Company's creditors in the event of bankruptcy or insolvency.

                The Deferred Compensation and Benefits Trust shall contain the following provisions:

                a. If a Change in Control of the Company does not occur within one year after the Potential Change in Control, the Company may reclaim the assets transferred to the trustee subject to the requirement that it be again funded upon the occurrence of another Potential Change in Control.

                b. Upon a Change in Control, the assets of the Deferred Compensation and Benefits Trust shall be used to pay benefits under this Plan, except to the extent such benefits are paid by the Company, and the Company and any successor shall continue to be liable for the ultimate payment of those benefits.

                c. The Deferred Compensation and Benefits Trust will be terminated upon the exhaustion of the trust assets or upon payment of all the Company's obligations.

                d. The Deferred Compensation and Benefits Trust shall contain other appropriate terms and conditions consistent with the purposes sought to be accomplished by it. Prior to a Change in Control, the Deferred Compensation and Benefits Trust may be amended from time to time by the Company, but no such amendment may substantially alter any of the provisions set out in the preceding paragraphs.

                e. A "Potential Change in Control of the Company" shall be deemed to have occurred if (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company; (ii) the Company or any Person publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company; (iii) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 9.5% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or (iv) the Board adopts a resolution to the effect that a Potential Change in Control of the Company for purposes of this Agreement has occurred.

                f. A "Change in Control" shall mean a Change in Control of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or any successor provisions, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

                    (i) Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or

                    (ii) The following individuals cease for any reason to constitute at least 66 2/3% of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election, or nomination for election was previously so approved (the "Continuing Directors"); or

                    (iii) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation or approve the issuance of voting securities of the Company in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than
(a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its subsidiaries other than in connection with the acquisition by the Company or its subsidiaries of a business) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or

                    (iv) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 66 2/3% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

                    Notwithstanding the foregoing, any event or transaction which would otherwise constitute a change in control of the Company (a "Transaction") shall not constitute a change in control of the Company if, in connection with the Transaction, a Participant participates as an equity investor in the acquiring entity or any of its affiliates (the "Acquiror").
 For purposes of the preceding sentence, a Participant shall not be deemed to have participated as an equity investor in the Acquiror by virtue of
(a) obtaining beneficial ownership of any equity interest in the Acquiror as a result of the grant to a Participant of an incentive compensation award under one or more incentive plans of the Acquiror (including but not limited to the conversion in connection with the Transaction of incentive compensation awards of the Company into incentive compensation awards of the Acquiror), on terms and conditions substantially equivalent to those applicable to other executives of the Company immediately prior to the Transaction, after taking into account normal differences attributable to job responsibilities, title and the like, (b) obtaining beneficial ownership of any equity interest in the Acquiror on terms and conditions substantially equivalent to those obtained in the Transaction by all other stockholders of the Company, or (c) having obtained an incidental equity ownership in the Acquiror prior to and not in anticipation of the Transaction.

                For purposes of this section, "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                For purposes of this section, "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

          2.7 Early Retirement Date. The date of a Participant's Termination of Employment for reasons other than death or Disability (as defined in the Pension Plan), prior to attainment of age 65 but subsequent to attaining age 55, and after completing ten Years of Service with the Company.

          2.8 Executive Officer. Executive Officers of the Company required to be identified as such in the Company's Annual Report on Form 10-K as filed with the Securities Exchange Commission.

          2.9 Moody's. An annualized rate of interest equal to Moody's Composite Average of Yields on Corporate Bonds as determined from Moody's Bond Record published by Moody's Investor's Service, Inc. (or any successor thereto) or, if such monthly report is no longer published, a substantially similar rate determined in a manner determined to be appropriate by the Company in its sole discretion. The rate to be applied for purposes of this Plan shall be based, for any given month, on the published rate for the immediately preceding calendar month.

          2.10 Moody's Times 130%. An annualized rate of interest equal to 130% times Moody's Composite Average of Yields on Corporate Bonds as determined from Moody's Bond Record published by Moody's Investor's Service, Inc. (or any successor thereto), or, if such monthly report is no longer published, a substantially similar rate selected by the Company in its sole discretion. The rate to be applied for purposes of this Plan shall be based, for any given month, on such published rate for the immediately preceding calendar month.

          2.11 Normal Retirement Date. The first day of the month coincident with or next following a Participant's 65th birthday.

          2.12 Participant. An Executive Officer who has entered into a written Deferred Compensation Agreement with the Company in accordance with the provisions of the Plan.

          2.13 Pension Plan. The Boise Cascade Corporation Pension Plan for Salaried Employees, as adopted by the Company and as amended from time to time.

          2.14 Retirement. The termination of employment on or after attainment of age 55 with ten or more "years of service" as defined in the Company's Pension Plan for Salaried Employees, unless such termination of employment is for "Disciplinary Reasons" as that term is used for purposes of Corporate Policy 10.2.

          2.15 Rule of 70. The attainment by a Participant of a number of Years of Service and age which, when added together, equal or exceed 70.

          2.16 Stock Unit. The notional account unit equal in value to one share of the Company's common stock.

          2.17 Year of Service. A Year of Service as accumulated under the Pension Plan.

          2.18 Termination of Employment. The Participant's ceasing to be employed by the Company for any reason whatsoever, whether voluntarily or involuntarily, including by reason of early retirement, normal retirement, death or disability (as defined in the Pension Plan), provided that transfer from the Company to a subsidiary or parent of the Company shall not be deemed a Termination of Employment for purposes of this Plan.

     3. Administration and Interpretation of the Plan. The Company, acting through the Executive Compensation Committee of the board of directors (the "Committee"), shall administer the Plan. The Committee has sole discretion to interpret the Plan and all questions that may arise under the Plan, including but not limited to questions of eligibility, benefit amount, and interpretation of definitions. The responsibilities of the Committee may be delegated to the extent permitted by law to the Company's management or to third parties. Interpretation of this Plan by the Committee shall be final and binding upon a Participant. The Committee may adopt rules and regulations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee may also delegate administrative responsibilities to advisors or other persons who are not employees of the Company and may rely upon information or opinions of legal counsel or experts selected to render advice with respect to the Plan.

     4.   Participant Compensation Deferral.

          4.1 Compensation Deferral. An Executive Officer who wishes to participate in the Plan during the period from January 1, 1996, through December 31, 2000, shall execute a written Deferred Compensation Agreement in substantially the form attached hereto as Exhibit A. The amount of annual Compensation to be deferred shall be in whole percentage increments as specified in the Deferred Compensation Agreement. The period during which Compensation is reduced shall be the calendar years specified in the Deferred Compensation Agreement. The amount deferred shall result in corresponding reductions in the Compensation payable to a Participant.

          4.2 Alteration of Compensation Deferral. The amount of compensation to be deferred, once selected by a Participant, shall be irrevocable except upon written approval by the Company. A request to alter the amount of compensation deferred must be submitted by a Participant in writing to the Company prior to January 1 of the year for which such modification is requested and shall detail the reasons for the modification. If a modification of the deferral amount is granted by the Company, the modification shall affect only future years of participation; and all benefits under the Plan shall be adjusted to reflect the new deferred amount and also to reflect any costs incurred by the Company to effect the adjusted benefits payable to the Participant.

          4.3 Company Contribution. The Company shall, at the election of a Participant, contribute to the Participant's Deferred Account an additional amount equal to 4.2% of the Participant's Compensation, to be used to provide benefits as specified in the Deferred Compensation Agreement. If a Participant elects to have such an amount contributed under the Deferred Compensation Agreement, the Company shall not make any matching contribution for such Participant under any savings or 401(k) plan sponsored or participated in by the Company.

          4.4   Account Elections.

                (a) Each Participant may elect at any time, and from time to time, to have his or her Deferred Account credited with either the applicable Account Accumulation Rate or allocated Stock Units, with such elections effective for deferrals of Compensation earned beginning with the first pay period immediately following the Company's receipt of the Participant's valid written election. However, under no circumstances may such elections be made more frequently than once in any four month period.
 If a Participant timely elects to have his or her Deferred Account credited with Stock Units, the Participant's Deferred Account shall be credited with the number of Stock Units, on the date on which the Compensation would otherwise have been paid to the Participant, equal to
(1) 100% of the amount of such deferred Compensation ("Participant Stock Units") plus (2) 25% of the amount of such deferred Compensation ("Company Matching Stock Units"), with each Stock Unit value based on the closing price of the Company's common stock on the New York Stock Exchange ("NYSE") on that date (or, if the common stock is not traded on the NYSE on such date, on the immediately preceding trading day). Each Stock Unit in a Participant's Deferred Account shall thereafter have a value equal to the market value of one share of the Company's common stock. Except as provided in subparagraph (d) and Section 5.1(b) hereof, Stock Units must be held for a minimum period of six months from the date on which such Stock Units are first credited to the Participant's account. Stock Units may not be sold, transferred, assigned, alienated, or pledged by any Participant.

                (b) On each dividend payment date for the common stock, additional Stock Units shall be credited to each Participant's Deferred Account ("Dividend Equivalent Stock Units"). Dividend Equivalent Stock Units shall (1) be equal in value to the imputed dividend on each Stock Unit credited to the Participant's account as of the record date for such dividend; (2) be allocated, as appropriate, to either the Participant Stock Units or the Company Matching Stock Units credited to the Participant's Deferred Account; and (3) vest in accordance with the vesting of the underlying Stock Units to which they are allocated.

                (c) A Participant shall be fully vested in his or her Participant Stock Units, including allocated Dividend Equivalent Stock Units, at all times. Vesting in Company Matching Stock Units, including allocated Dividend Equivalent Stock Units, shall be as follows: (1) 100% upon the Participant's death, permanent and total disability, or Retirement; (2) 100% upon a Change in Control; (3) 100% upon the Participant's involuntary termination (other than a termination for "Disciplinary Reasons" as that term is used in Corporate Policy 10.2) or termination as a direct result of the sale or permanent closure of a facility, operating unit, or division of the Company; or (4) for termination of employment for all other reasons (including voluntary terminations), 20% (cumulative) on each anniversary of the date the Participant's account was first credited with Stock Units under this Plan.

                (d) Upon the occurrence of a Potential Change in Control, shares of Common Stock equal to the number of Stock Units in all Participants' Deferred Accounts shall be transferred to the Trustee of the Deferred Compensation and Benefits Trust to be held in accordance with the terms of that Trust and this Plan. Upon a Change in Control, all Stock Units credited to a Participant's Deferred Account shall be converted to Stock Units of equivalent value payable in the common stock of the successor entity to the Company, as follows: if the Change in Control involves the merger or sale of the entire Company or a tender offer for all the outstanding Common Stock, conversion shall be at the conversion, sale, or exchange price applicable to the Common Stock in connection with such Change in Control. Shares of Common Stock held by the Trustee shall be converted to shares of common stock of the successor entity (if any) at the same conversion value as described in this subsection. Following a Change in Control and after public disclosure of at least 30 days financial results of the consolidated entity, each Participant may elect, at any time or from time to time, to convert all or any portion of his or her Stock Unit Account to a dollar equivalent and have such amount credited thereafter with the applicable Account Accumulation Rate. If a Participant makes such an election, the Trustee shall sell, into the open market, shares of stock attributable to Stock Units in such Participant's Deferred Account as previously acquired and held pursuant to this subsection, and shall hold, invest, and reinvest the proceeds of such sale in accordance with the terms of the Deferred Compensation and Benefits Trust. If the Change in Control does not involve the merger or sale of the entire Company or a tender offer for all the outstanding Common Stock, Stock Units shall be converted to a dollar equivalent at the highest trading price of the Company's Common Stock during the 20-day period immediately preceding the date of the Change in Control and credited to the Participants' Interest Account(s).

     5.   Payment of Deferred Amounts.

          5.1   Participant Account.

                (a) The Company shall maintain, for each Participant, a record of the Participant's deferrals in accordance with elections made by the Participant as described in Section 4.4. Each Participant's Deferred Account will be credited with the amount of the Participant's deferred Compensation, plus the amount of the Company contribution pursuant to
Section 4.3, if any. Each Deferred Account shall reflect, in accordance with the Participant's election(s) with (1) the dollar amount of the Participant's deferred Compensation plus the applicable Account Accumulation Rate or (2) an allocation of Participant Stock Units equal in value to the deferred Compensation plus Company Matching Stock Units and Dividend Equivalent Stock Units in accordance with Section 4.4.

                (b) If the Participant's Deferred Account is credited with Stock Units, the Participant shall be paid the value of all vested Stock Units in his or her Deferred Account in accordance with the Participant's election under his or her Deferred Compensation Agreement and in the form of the Company's Common Stock (or, if applicable, in accordance with Section 4.4(d)). Such payment shall be made in accordance with the Participant's Deferred Compensation Agreement. If a Participant's Deferred Account is credited with Stock Units and the Participant terminates employment and is eligible for a distribution but shares of Common Stock are not then available for distribution, the Company may elect, in its sole discretion, to delay the distribution until such shares become available.

          5.2 Plan Benefits Upon Termination of Employment (Nonretirement). Upon Termination of Employment for reasons other than death or disability prior to satisfying the Rule of 70 or attaining age 55 with ten or more Years of Service, the Account Accumulation Rate on such Participant's Deferred Account shall be adjusted, effective as of the Date of Termination of Employment, to a rate equal to Moody's. Such rate shall apply prospectively from the Date of Termination to all undistributed amounts of the Participant's Deferred Account.

                If a Participant provides services for remuneration to a Competitor following Termination of Employment, the Company may, in its sole discretion, distribute the Participant's account balance in a lump sum in lieu of any other benefits provided under this Plan. The Company may, in its discretion, consent to a Participant's rendering services to a Competitor; and if it does so consent, it may place whatever limitations it considers appropriate on the consent. If the Participant breaches the terms of the consent, the Company may, in its sole discretion, distribute the Participant's account in a lump sum.

          5.3 Plan Benefits Upon Retirement. Upon Termination of Employment, for reasons other than disability, after satisfying the Rule of 70 or attaining age 55 with ten or more Years of Service, a Participant shall be paid his or her Deferred Account in a lump sum or in equal monthly installments calculated to distribute his or her Deferred Account over a period of not more than 15 years. Payments shall commence on the date and shall be made in the manner elected by the Participant in the Deferred Compensation Agreement. Unpaid balances under the installment election continue to be credited with imputed interest at the applicable Account Accumulation Rate. If a Participant does not make an election, his or her account shall be paid out in monthly installments over 15 years beginning January 1 of the year following Termination of Employment.

          5.4 Hardship Distribution. In the event of serious and unanticipated financial hardship, a Participant may request termination of his or her participation in the Plan and a lump-sum distribution of all or a portion of his or her account balance. The Participant making a hardship termination and distribution request under this section shall document, to the Company's satisfaction, that termination of participation and distribution of his or her account is necessary to satisfy an unanticipated, immediate, and serious financial need, and that the Participant does not have access to other funds, including proceeds of any loans, sufficient to satisfy the need. Upon receipt of a request under this section, the Company may, in its sole discretion, terminate the Participant's involvement in the Plan and distribute all or a portion of the Participant's account balance in a lump sum, to the extent such distribution is necessary to satisfy the financial need. The Participant shall sign all documentation requested by the Company relating to any such distribution, and any Participant whose participation in the Plan terminates under this paragraph may not resume participation for a minimum of 12 months following the date of any distribution.

          5.5 Premature Distribution with Penalty. Notwithstanding any provision in this Plan to the contrary, a Participant or beneficiary may, at any time, request a single lump-sum payment of the amount credited to an account or accounts of the Participant under the Plan. The amount of the payment shall be equal to (i) the Participant's accumulated account balance under the Plan as of the payment date, reduced by (ii) an amount equal to 10% of such accumulated account balance. This lump-sum payment shall be subject to withholding of federal, state, and other taxes to the extent applicable. This request must be made in writing to the Company. The lump-sum payment shall be made within 30 days of the date on which the Company received the request for the distribution. If a request is made under this provision, the Participant shall not be eligible to participate in any nonqualified deferred compensation plan maintained by the Company, including this Plan, for a period of 12 months after such request is made.
 In addition, in this event, any deferred compensation agreement under any nonqualified deferred compensation plan of the Company shall not be effective with respect to Compensation payable to the Participant during this 12-month period.

          5.6 Distribution Upon Extraordinary Events. In the event any Participant terminates employment with the Company as a direct result of the sale or divestiture of a facility, operating division, or reduction in force in connection with any reorganization of the Company's operations or staff, such Participant may request distribution of his or her entire account balance. Upon receipt of a request for distribution under this section, the Company may, in its sole discretion, elect whether to approve or deny the request. If the Company approves a request under this section, distribution of the Participant's account shall occur no later than the January 1 of the year following the year during which such Termination of Employment occurs.

          5.7 Small Account Distributions. In the event a Participant terminates employment with the Company for any reason and the Participant's benefit under this Plan is less than either (1) $5,000 in lump sum present value, calculated in accordance with reasonable assumptions, or (2) the monthly payment under the benefit payment option selected by the Participant is less than $75 per month, such Participant may request distribution of his or her entire account balance. Upon receipt of a request for distribution under this section, the Company may, in its sole discretion, elect whether to approve or deny the request. If the request is approved, the Company shall close the Participant's account and distribute the Participant's entire account balance in a single lump sum. Any distribution under this paragraph shall be made no later than January 1 of the year following the year in which such Termination of Employment occurs.

          5.8 Change of Election. A Participant may request a change in the payout election any time prior to January 1 of the year benefits are scheduled to be paid, provided that the request is received by the Company at least 30 days prior to the date benefits are scheduled to be paid. The changed payout election must be one of the payout options in the original deferral agreement. Such request must be in writing and shall be approved or denied at the sole discretion of the Company. No change will be permitted that would allow a payment to be made earlier than originally elected in the Deferred Compensation Agreement.

          5.9 Distributions Following Participant Death. If a Participant dies after his or her benefits have commenced and prior to the distribution of his or her entire Deferred Account, his or her beneficiary shall receive any benefit payments in accordance with the Deferred Compensation Agreement. If a Participant dies prior to the commencement of Plan distributions, the Company shall pay his or her designated beneficiary or beneficiaries the Participant's Deferred Account balance. Payments shall be made as specified in the Deferred Compensation Agreement. The Participant Account shall be updated with a monthly rate of interest equal to the Account Accumulation Rate.

          5.10 Disability Benefit. If a Participate terminates employment with the Company prior to attaining age 65 due to a disability, the Participant may apply to the Company to have his or her account distributed in monthly installments over a 15 year period commencing on the first day of the month following the month in which the Company approves such request. The Company may, in its sole discretion, approve or deny any such request.

          5.11 Recipients of Payments; Designation of Beneficiary. All payments to be made by the Company shall be made to the Participant, if living. In the event of a Participant's death prior to the receipt of all benefit payments, all subsequent payments to be made under the Plan shall be to the beneficiary or beneficiaries of the Participant. The Participant shall designate a beneficiary by filing a written notice of such designation with the Company in such form as the Company may prescribe. If no designation shall be in effect at the time when any benefits payable under this Plan shall become due, the beneficiary shall be the spouse of the Participant, or if no spouse is then living, the representatives of the Participant's estate.

     6.   Miscellaneous.

          6.1 Assignability. A Participant's rights and interests under the Plan may not be assigned or transferred except, in the event of the Participant's death, to his or her designated beneficiary, or in the absence of a designation, by will or to his or her legal representative.

          6.2 Employment Not Guaranteed by Plan. Neither this Plan nor any action taken hereunder shall be construed as giving a Participant the right to be retained as an Executive Officer or as an employee of the Company for any period.

          6.3 Taxes. The Company shall deduct from all payments made hereunder all applicable federal or state taxes required by law to be withheld from such payments.

          6.4 Construction. To the extent not preempted by federal law, the Plan shall be construed according to the laws of the state of Idaho.

          6.5 Form of Communication. Any election, application, claim, notice, or other communication required or permitted to be made by a Participant to the Company shall be made in writing and in such form as the Company shall prescribe. Such communication shall be effective, upon receipt by the Company's Manager of Executive Compensation, 1111 West Jefferson Street, P.O. Box 50, Boise, Idaho 83728-0001.

     7. No Reduction in Pension Benefit. To compensate a Participant for any reduction in pension benefits under the Pension Plan which may result from a Participant's deferring Compensation under this Plan, the Company shall pay to the Participant an amount equal to the reduction in pension benefits in accordance with the Company's Supplemental Pension Plan.

     8. Amendment and Termination. The Company, acting through its board of directors or any committee thereof, may at any time amend the Plan, provided that the amendment shall not adversely affect any vested right or benefit of a Participant under the Plan without the prior consent of a Participant.

     9. Unsecured General Creditor. Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company. Such assets of the Company shall not be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all Company assets shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future.

     10. Deferred Compensation and Benefits Trust. Upon the occurrence of any Potential Change in Control of the Company, the Company will transfer to the Deferred Compensation and Benefits Trust an amount of cash, marketable securities, or other property acceptable to the trustee(s) equal in value to 105 percent of the amount necessary to pay the Company's obligations with respect to Deferred Accounts under this Plan, calculated on an actuarial basis and in accordance with the terms of the Trust (the "Funding Amount"), except as otherwise provided with respect to Stock Units in Section 4.4(d). The cash, marketable securities, and other property so transferred shall be held, managed, and disbursed by the trustee(s) subject to and in accordance with the terms of the Trust. In addition, from time to time the Company will make any and all additional transfers of cash, marketable securities, or other property acceptable to the trustee(s) as may be necessary in order to maintain the Funding Amount with respect to this Plan.

     11. Claims Procedure. Claims for benefits under the Plan shall be filed in writing, within 90 days after the event giving rise to a claim, with the Company's Manager of Executive Compensation, who shall have absolute discretion to interpret and apply the Plan, evaluate the facts and circumstances, and make a determination with respect to such claim in the name and on behalf of the Company. Such written notice of a claim shall include a statement of all facts believed by the Participant to be relevant to the claim and shall include copies of all documents, materials, or other evidence that the Participant believes relevant to such claim. Written notice of the disposition of a claim shall be furnished the claimant within 90 days after the application is filed. This 90-day period may be extended an additional 90 days by the Company, in its sole discretion, by providing written notice of such extension to the claimant prior to the expiration of the original 90-day period. In the event the claim is denied, the specific reasons for such denial shall be set forth in writing, pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the claimant may perfect the claim or submit such claim for review will be provided.

     12. Claims Review Procedure. Any Participant, former Participant or Beneficiary of either, who has been denied a benefit claim shall be entitled, upon written request, to a review of his or her denied claim. Such request, together with a written statement of the claimant's position, shall be filed no later than 60 days after receipt of the written notification provided for in the above paragraph, and shall be filed with the Company's Manager of Executive Compensation, who shall promptly inform the Committee. The Committee shall make its decision, in writing, within 60 days after receipt of the claimant's request for review. The Committee's written decision shall state the facts and plan provisions upon which its decision is based. The Committee's decision shall be final and binding on all parties. This 60-day period may be extended an additional 60 days by the Committee, in its discretion, by providing written notice of such extension to the claimant prior to the expiration of the original 60-day period.